Exhibit 99.2

Meritage Homes Announces Pricing of Its Common Stock Offering

SCOTTSDALE, AZ—(Marketwired—Jan 10, 2014)—Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today that it has priced a registered public offering of 2,200,000 shares of its common stock at $45.75 per share, for net proceeds of approximately $95.9 million after underwriting discounts and estimated offering expenses (or approximately $110.3 million if the underwriters’ option to purchase additional shares is exercised in full). As part of the offering, the Company granted the underwriters a 30-day option to purchase up to 330,000 additional shares. The offering is expected to close on January 15, 2014, subject to customary closing conditions. The Company plans to use the proceeds received from the offering for working capital, potential expansion into new markets and/or expansion of existing markets, including the possible acquisition of other homebuilders or assets, and general corporate purposes.

Citigroup, Deutsche Bank Securities, J.P. Morgan and BofA Merrill Lynch acted as joint book-running managers for the offering.

The offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Shares of the Company’s common stock were offered only pursuant to a prospectus and prospectus supplement that form a part of the registration statement, which are available on the SEC’s website www.sec.gov. A printed copy of the prospectus and prospectus supplement relating to the offering may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836 or by telephone at: (800) 503-4611, or by email at: prospectus.CPDG@db.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling (866) 803-9204; or BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by email at: dg.prospectus_requests@baml.com.

This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of September 30, 2013, the company had 179 actively selling communities in markets including Sacramento, San Francisco’s East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; York County, South Carolina and Nashville, Tennessee.

Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013 Meritage received the U.S. Environmental Protection Agency’s ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the Company’s proposed offering of common stock, including its anticipated use of proceeds therefrom, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; delays and risks associated with land development; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors,” which can be found on our website.

Contact Information

•	Contacts:

Brent Anderson

VP Investor Relations

(972) 580-6360 (office)

Brent.Anderson@meritagehomes.com